EXHIBIT 10.24

SUMMARY OF ANNUAL CASH INCENTIVE
BONUS PLAN FOR EXECUTIVE OFFICERS

Pursuant to their employment letter agreements, executive officers of Craft Brew Alliance, Inc. (the "Company"), are eligible for annual cash incentive bonus opportunities subject to attainment of corporate level goals and individual performance objectives.

The annual incentive bonus opportunities for the Company’s executive officers are set by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board") each year as a percentage of the executive’s annual base salary. For 2013, the percentages range from 50 percent to 80 percent of base salary.

Bonus opportunities related to corporate level goals:
The corporate level goals relate to 80% of the bonus opportunity. The corporate level goals are generally defined by objectively measureable financial metrics, including, among others, achieving specified target levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales revenues, either for the Company as a whole or for certain key regions or brands, market share, depletion growth, and similar measures. For 2013, the corporate component of the target bonuses is tied 50 percent to achievement of a specified EBITDA target and 50 percent to achievement of a specified sales revenue target for the Company.

Achievement above or below the specified target levels for the financial metrics may result in an upward or downward adjustment in the bonus amount payable. Typically, the adjustment is calculated as the product of a defined factor (2.5% for 2013) and the percentage by which the actual achievement of a given financial metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80 percent level or above, no part of the bonus opportunity associated with that target is earned.

Bonus opportunities related to individual performance objectives:
The individual performance objectives relate to 20% of the bonus opportunity. The individual performance objectives are generally based on achieving financial, strategic, operational and other goals in functional areas for which the executive has responsibility. Individual performance objectives are tied to the officer's role in achieving the Company's strategic and operating goals.

Payout of Bonuses:
The Committee determines the extent to which corporate level objectives and individual performance goals have been satisfied following the end of each fiscal year. Payment of bonuses, if any, is made promptly following the Committee's determination. An executive will not be entitled to receive a bonus if he or she does not remain employed by the Company through the date of the Committee's determination, unless the Committee approves otherwise.